INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)              (Exhibit 12)
                                   (Unaudited)


                                                                    For the Years Ended December 31,        Three Months Ended
                                                                                                                 March 31,
                  TITLE                                 1992       1993       1994       1995      1996        1996       1997
-------------------------------------------          ---------- ---------- ----------- ---------- ---------- ---------- ----------
A)  Earnings before income taxes, minority
          interest, extraordinary item and
          accounting changes                          $  226.0   $   538.0   $   715.0  $2,028.0  $  802.0   $ 336.0    $ 108.0

B)  Less:  Minority interest expense, net of
                taxes                                    (15.0)      (36.0)      (47.0)   (156.0)   (169.0)    (75.0)     (34.0)

C)  Add:  Fixed charges excluding
          capitalized interest                           325.3       365.3       412.3     605.9     672.4     153.2      170.4

D)  Add:  Amortization of previously
          capitalized interest                             9.9        12.2        12.8      13.0      17.8       3.7        4.8

E)  Less:  Equity in undistributed
           earnings of affiliates                        (19.1)      (25.9)      (49.1)    (94.5)      6.2     (12.4)      (5.8)
                                                      --------   ---------  ----------  --------  --------   -------    -------
F)  Earnings before income taxes,
      minority interest, extraordinary
      item, accounting changes and fixed charges      $  527.1   $   853.6   $ 1,044.0  $2,396.4  $1,329.4   $ 405.5    $ 243.4
                                                      ========   =========  ==========  ========  ========   =======    =======
    Fixed Charges

G)  Interest and amortization of debt costs           $  297.1   $   334.5   $   371.0  $  542.3  $  582.8   $ 136.3    $ 149.6

H)  Interest factor attributable to rentals               28.2        30.8        41.3      53.0      66.0      11.0       14.9

I)  Preferred dividends of subsidiary                                                       10.6      23.6       5.9        5.9

J)  Capitalized interest                                  42.0        12.2        18.0      58.0      66.7      15.3       13.8
                                                      --------   ---------  ----------  --------  --------   -------    -------
K)  Total fixed charges                               $  367.3   $   377.5  $    430.3  $  663.9  $  739.1   $ 168.5    $ 184.2
                                                      ========   =========  ==========  ========  ========   =======    =======
L)  Ratio of earnings to fixed charges                    1.44        2.26        2.43      3.61      1.80      2.41       1.32
                                                      ========   =========  ==========  ========  ========   =======    =======


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